Exhibit 99.1
FOR IMMEDIATE RELEASE
October 19, 2017

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
Jefferson G. Parker, Vice Chairman, Director of Capital Markets and Investor Relations (504) 310-7314

IBERIABANK Corporation Reports Third Quarter Results

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 130-year-old IBERIABANK (www.iberiabank.com), reported financial results for the quarter ended September 30, 2017. For the quarter, the Company reported income available to common shareholders of $26.0 million, or $0.49 fully diluted earnings per common share (“EPS”). On a non-GAAP basis, EPS excluding non-core revenues and non-core expenses ("Core EPS") in the third quarter of 2017 was $1.00 per common share (refer to press release supplemental tables for a reconciliation of GAAP to non-GAAP metrics).

The Company completed the acquisition of Sabadell United Bank, N.A. ("Sabadell United") from Banco de Sabadell, S.A. on July 31, 2017. The acquisition added $4.0 billion in loans and $4.4 billion in deposits. Financial statements reflect the impact of the acquisition beginning on the acquisition date and are subject to future refinements to purchase accounting adjustments. The Company incurred approximately $33.2 million in pre-tax acquisition and conversion-related expenses, including compensation-related and branch closure expenses, during the third quarter of 2017. Sabadell United had 25 offices serving the Miami metropolitan area and three offices in Naples, Sarasota and Tampa, Florida.

Daryl G. Byrd, President and Chief Executive Officer, commented, "We welcome the former clients and associates of Sabadell United to our Company. We believe our combined franchise is well-positioned to experience significant long-term growth in Southeast Florida and enhance our strategic progress. I'm particularly proud of the tremendous effort and teamwork on the part of our legacy associates and our newest team members to successfully complete and convert the combination in a high-quality manner."

Byrd continued, "As previously announced, third quarter results were impacted by merger and conversion-related expenses, hurricane-related and energy-related provisioning and an additional accrual for the HUD legal matter. These one-off expenses do not overshadow our excitement about the growth prospects, synergies and diversifications that we expect from the Sabadell United merger, in addition to our solid legacy business where we saw annualized legacy loan growth of 10% during the quarter."

Highlights for the third quarter of 2017 and at September 30, 2017:

•
The Company's reported and cash net interest margins declined 7 and 16 basis points on a linked quarter basis, to 3.64% and 3.29%, respectively, primarily as a result of the impact of the Sabadell United acquisition, which included lower acquired loan yields and higher acquired deposit costs compared to the Company's legacy business.

•	Non-interest income decreased $2.9 million, or 5.2%, on a linked quarter basis, primarily as a result of a decline in mortgage income.

•
Total loan growth was $4.2 billion, or 27%, between June 30, 2017 and September 30, 2017. Consolidated loans, excluding the loans acquired from Sabadell United, grew $213.0 million, or 1.4% (5% annualized rate), on a period-end basis. Legacy loan growth was $333.5 million, or 2.5% (10% annualized rate) on a period-end basis.

•
Energy-related loans (or "energy loans") increased $59.6 million and equated to 3.1% of total loans at September 30, 2017, compared to 3.5% at June 30, 2017. Classified energy-related loans decreased 22%, and non-performing energy-related assets decreased 34% during the third quarter of 2017, primarily related to one large charge-off and one large pay-down.

•	Total deposits increased $4.5 billion, or 27%, between quarter-ends, and increased $98.1 million, or 0.58% (2% annualized rate), excluding acquired Sabadell United deposits.

•
Net charge-offs increased $17.9 million on a linked quarter basis, primarily related to two credits, one of which was energy-related, and equated to an annualized 0.62% of average loans. The provision for loan losses increased $6.5 million, or 54%.

•	The Company successfully completed the conversion of branch and operating systems associated with the Sabadell United acquisition over the weekend of October 13 - 15, 2017.

Updates previously reported in press release dated October 4, 2017:

•
The Company made significant progress on the resolution of non-accruals in the energy portfolio during the third quarter of 2017. Several of the energy companies with non-accrual loans outstanding were successful in negotiating pre-packaged bankruptcies. As a result of these pre-packaged bankruptcies, $17.0 million of energy-related loan net charge-offs occurred during the third quarter of 2017. Of the $17.0 million, $7.8 million had been previously provided for in prior quarters with $9.2 million provided for during the third quarter.

•
During the third quarter of 2017, the Company recorded an additional $5.7 million settlement accrual associated with the previously disclosed U.S. Department of Housing and Urban Development ("HUD") lawsuit, which negatively impacted earnings by $0.09 per share after-tax. The Company has recently negotiated a settlement amount of $11.7 million that counsel for the United States are recommending for approval by the appropriate decision makers, which remains subject to review and approval by the Department of Justice. The Company hopes to resolve this matter by the end of October 2017.

•
The Company acquired Sabadell United on July 31, 2017, and incurred approximately $33.2 million, or $0.42 per share after-tax, in acquisition, conversion, branch closure and compensation-related non-core expenses during the third quarter of 2017.

•
During the third quarter of 2017 the Company accrued $8.5 million, or $0.10 per share after-tax, of incremental provision for credit losses associated with Hurricanes Harvey and Irma. Both storms occurred during the third quarter. The Company incurred minimal damage and incremental expense related to its physical infrastructure as a result of these storms.

Table A - Summary Financial Results
(Dollars in thousands, except per share data)

	For the Three Months Ended
	9/30/2017	6/30/2017	% Change	9/30/2016	% Change
GAAP BASIS:
Income available to common shareholders	$26,046	$51,069	(49.0)	$44,478	(41.4)
Earnings per common share - diluted	0.49	0.99	(50.5)	1.08	(54.6)

Average loans, net of unearned income	$18,341,138	$15,284,007	20.0	$14,802,199	23.9
Average total deposits	19,783,182	17,160,848	15.3	16,076,742	23.1
Net interest margin (TE) (1)	3.64%	3.71%		3.56%

Total revenues	$269,950	$239,609	12.7	$223,238	20.9
Total non-interest expense	202,986	147,508	37.6	138,139	46.9
Efficiency ratio	75.2%	61.6%		61.9%
Return on average assets	0.45	0.96		0.94
Return on average common equity	2.92	6.08		7.00

NON-GAAP BASIS (2):
Core revenues	$270,192	$239,550	12.8	$223,226	21.0
Core non-interest expense	163,686	141,370	15.8	138,139	18.5
Core earnings per common share - diluted	1.00	1.10	(9.1)	1.08	(7.4)
Core tangible efficiency ratio (TE) (1) (4)	58.2%	57.6%		60.1%
Core return on average assets	0.87	1.06		0.94
Core return on average tangible common equity (4)	8.95	8.86		10.30
Net interest margin (TE) - cash basis (1) (3)	3.29	3.45		3.31

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) See Table 12 and Table 13 for GAAP to Non-GAAP reconciliations.
(3) See Table 11 for adjustments related to purchase discounts on acquired loans and related accretion and the impact of the FDIC indemnification asset.
(4) Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Operating Results

On a linked quarter basis, average loans increased $3.1 billion, or 20%, and the associated taxable-equivalent yield decreased 1 basis point. Over that period, average legacy loans increased $487.8 million, or 4%, with an increase in yield of 2 basis points, while average acquired loans increased $2.6 billion, or 120%, and the acquired loan yield decreased 154 basis points, as a result of the Sabadell United acquisition. All other average earning assets, including investment securities, mortgage loans held for sale, and interest-bearing deposits in other institutions, increased a net of $785.0 million, or 16%, versus the prior quarter.

Primarily as a result of lower yields on acquired loans and an increase in the cost of interest-bearing deposits, the Company's reported and cash net interest margins decreased 7 and 16 basis points on a linked quarter basis to 3.64% and 3.29%, respectively. During the third quarter of 2017, the average yield on legacy loans was 4.29%, compared to a yield of 3.68% on Sabadell United acquired loans, and the average total costs of consolidated deposits less Sabadell United was 42 basis points compared to 56 basis points for Sabadell United acquired deposits.

Overall, taxable-equivalent net interest income increased by $33.3 million, or 18%, on a linked quarter basis. The primarily volume-driven increase in net interest income included a $3.9 billion, or 19%, increase in average earning assets and a 1 basis point increase in earning asset yield, offset by a $3.4 billion, or 26%, increase in average interest-bearing liabilities and an 8 basis point increase in associated costs.

The Company’s provision for loan losses increased $6.5 million, or 54%, on a linked quarter basis to $18.5 million due primarily to hurricane and energy-related provisioning. The provision for loan losses covered net charge-offs in the third quarter of 2017 by 64% compared to 111% in the second quarter of 2017.

In the third quarter of 2017, non-interest income on a GAAP basis decreased $2.9 million, or 5%, and decreased $2.6 million, or 5%, on a non-core basis, each compared to the second quarter of 2017. The primary changes in non-interest income on a linked quarter basis were:

•	Decreased mortgage income of $3.7 million, or 19%;

•	Decreased title revenues of $0.5 million, or 9%;

•	Decreased broker commissions of $0.5 million, or 17%;

•	Loss on sale of available-for-sale securities of $0.3 million; partially offset by

•	Increased deposit service charge income of $1.1 million, or 10%; and

•	Increased trust fee income of $0.7 million, or 33%.

In the third quarter of 2017, the Company originated $528 million in residential mortgage loans, down $18 million, or 3%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 22% of mortgage loan applications in the third quarter of 2017, compared to 17% on a linked quarter basis. The Company sold $509 million in mortgage loans during the third quarter of 2017, up $1 million, or less than 1%, on a linked quarter basis. Loans held for sale of $141.2 million at September 30, 2017, was consistent with the balance at June 30, 2017. The mortgage origination locked pipeline was $188 million at September 30, 2017, down $61 million, or 24%, between quarter-ends, and was down 33% compared to one year ago. At October 16, 2017, the locked mortgage pipeline was $204 million, up 9% compared to September 30, 2017.

Non-interest expense increased $55.5 million, or 38%, on a linked quarter basis and included $1.5 million related to inclusion of two months of Sabadell United expenses. During the third quarter of 2017, the Company's non-core non-interest expense included $28.5 million in merger and conversion-related expenses, $1.1 million in compensation-related expense, $5.7 million in litigation expense, $3.7 million in branch closure and other impairment expense, and $0.4 million in storm-related expense.
Excluding non-core expenses, core non-interest expense increased $22.3 million, or 16%, and was comprised of the following items on a linked-quarter basis:

•	Increased salary and benefits cost of $9.6 million, or 11%, which included:

◦	Increased regular compensation expenses of $7.5 million, including $5.8 million for Sabadell United associates;

◦	Increased incentives and other benefit expenses of $1.9 million; partially offset by

◦	Decreased deferred compensation of $0.4 million;

•	Increased provision for unfunded lending commitments of $4.1 million;

•	Increased occupancy and equipment expenses of $2.6 million, primarily from the addition of South Florida locations related to the Sabadell United acquisition;

•	Intangible amortization increased $2.9 million, or 174%, due to increases from the Sabadell United acquisition; and

•	Insurance expense increased $1.8 million, or 40%, primarily related to FDIC insurance on Sabadell United acquired deposits.

On a linked quarter basis, the Company's revenues and non-GAAP core revenues increased $30.3 million, or 13%, and increased $30.6 million, or 13%, respectively. Over the same period, GAAP expenses increased $55.5 million, or 38%, and non-GAAP core expenses increased $22.3 million, or 16%. The efficiency ratio increased from 61.6% to 75.2%, while the non-GAAP core tangible efficiency ratio increased from 57.6% to 58.2%, on a linked quarter basis.

Table B - Summary Financial Condition Results
(Dollars in thousands, except per share data)

		As of and For the Three Months Ended
		9/30/2017	6/30/2017	% Change	9/30/2016	% Change
PERIOD-END BALANCES:
	Total loans, net of unearned income	$19,795,085	$15,556,016	27.3	$14,924,499	32.6
	Legacy loans, net of unearned income	13,826,904	13,493,410	2.5	12,413,370	11.4
	Total deposits	21,334,271	16,853,116	26.6	16,522,517	29.1

ASSET QUALITY RATIOS (LEGACY):
	Loans 30-89 days past due and still accruing as a percentage of total loans	0.26%	0.30%		0.33%
	Loans 90 days or more past due and still accruing as a percentage of total loans	0.01	0.00		0.04
	Non-performing assets to total assets (1)	0.64	0.87		1.33
	Classified assets to total assets (2)	1.21	1.43		2.18

CAPITAL RATIOS:
	Tangible common equity ratio (Non-GAAP) (3) (4)	8.68%	12.45%		8.87%
	Tier 1 leverage ratio (5)	10.17	13.19		9.70
	Total risk-based capital ratio (5)	12.78	16.74		12.47

PER COMMON SHARE DATA:
	Book value	$66.74	$66.08	1.0	$61.71	8.2
	Tangible book value (Non-GAAP) (3) (4)	43.04	51.33	(16.2)	43.26	(0.5)
	Closing stock price	82.15	81.50	0.8	67.12	22.4
	Cash dividends	0.37	0.36	2.8	0.36	2.8

(1)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets. Refer to Tables 5 - 8 for further detail.
(2)
Classified assets include commercial loans rated substandard or worse and non-performing mortgage and consumer loans, and were $259 million, $283 million and $398 million at September 30, 2017, June 30, 2017, and September 30, 2016, respectively.

(3)	See Table 12 and Table 13 for GAAP to Non-GAAP reconciliations.
(4)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Regulatory capital ratios as of September 30, 2017 are preliminary.

Loans

Total loans increased $4.2 billion, or 27%, to $19.8 billion at September 30, 2017, from $15.6 billion at June 30, 2017. Over that period, acquired loans increased $3.9 billion, or 189%, as a result of the Sabadell United acquisition, and legacy loans increased $333.5 million, or 2% (10% annualized rate). During the third quarter of 2017, legacy commercial loans increased $239.7 million, or 2% (including an increase in energy loans of $60.4 million, or 11%), legacy consumer loans increased $23.8 million, or 1% (including a decline in indirect automobile loans of $15.9 million, or 17%), and legacy mortgage loans increased $70.0 m illion, or 7%. Excluding acquired loans from Sabadell United, period-end loan growth during the third quarter of 2017 was strongest in the Atlanta, Tampa, Baton Rouge and Palm Beach/Broward markets. Funded loan origination and renewal mix in the third quarter of 2017 was 35% fixed rate and 65% floating rate, and total loans outstanding (excluding non-accruals) were 41% fixed and 59% floating. Commitments originated and/or renewed during the third quarter of 2017 were $1.7 billion (up 5% on a linked quarter basis). Loans originated and/or renewed during the third quarter of 2017 totaled $1.1 billion (up 4% on a linked quarter basis). At September 30, 2017, the Company's probability-weighted commercial loan pipeline was approximately $1.2 billion.

Table C - Period-End Loans
(Dollars in thousands)

	As of and For the Three Months Ended
				Linked Qtr Change			Year/Year Change		Mix
	9/30/2017	6/30/2017	9/30/2016	$	%	Annualized	$	%	9/30/2017	6/30/2017
Legacy loans:
Commercial	$10,295,455	$10,055,791	$9,119,234	239,664	2.4	9.5%	1,176,221	12.9	74.5%	74.5%
Residential mortgage	1,040,990	970,961	840,082	70,029	7.2	28.6%	200,908	23.9	7.5%	7.2%
Consumer	2,490,459	2,466,658	2,454,054	23,801	1.0	3.8%	36,405	1.5	18.0%	18.3%
Total legacy loans	13,826,904	13,493,410	12,413,370	333,494	2.5	9.8%	1,413,534	11.4	100.0%	100.0%

Acquired loans:
Balance at beginning of period	2,062,606	2,208,758	2,737,712	(146,152)	(6.6)		(675,106)	(24.7)
Loans acquired during the period	4,026,020	—	—	4,026,020	100.0		4,026,020	100.0
Net paydown activity	(120,445)	(146,152)	(226,583)	25,707	(17.6)		106,138	(46.8)
Total acquired loans	5,968,181	2,062,606	2,511,129	3,905,575	189.4		3,457,052	137.7
Total loans	$19,795,085	$15,556,016	$14,924,499	4,239,069	27.3		4,870,586	32.6

As previously announced, the Company made significant progress on the resolution of non-accruals in the energy portfolio during the third quarter of 2017. Several of the energy companies with non-accrual loans outstanding were successful in negotiating pre-packaged bankruptcies. As a result of these pre-packaged bankruptcies, $17.0 million of energy-related loan net charge-offs occurred during the third quarter of 2017. Of the $17.0 million, $7.8 million had been previously provided for in prior quarters with $9.2 million provided for during the third quarter.

Energy loans outstanding totaled $611.6 million at September 30, 2017, up $59.6 million, or 11% compared to June 30, 2017, and equated to approximately 3.1% of total loans (compared to 3.5% at June 30, 2017). Energy-related commitments totaled $1.2 billion at September 30, 2017, up $146.8 million, or 14%, compared to June 30, 2017. E&P companies accounted for 54% of energy loans outstanding and 59% of energy loan commitments, midstream companies accounted for 21% of energy loans and 22% of energy loan commitments, and service companies accounted for 25% of energy loans and 19% of energy loan commitments.

At September 30, 2017, $62.4 million in energy-related loans were on non-accrual status (down $32.1 million, or 34%, compared to June 30, 2017), and $2.3 million in energy-related loans (excluding non-accruing loans) were past due greater than 30 days at quarter-end. Classified energy loans decreased $28 million, or 22%, and criticized energy loans decreased $26 million, or 14%, between quarter-ends. At September 30, 2017, approximately 16% of energy loans were classified and 25% were criticized, compared to approximately 23% and 32%, respectively, at June 30, 2017. Since December 2014, the Company has experienced $36 million in energy-related net charge-offs. Additional information regarding the Company’s energy loan and energy-related commitment exposure is provided in Table 8 of this press release and in the supplemental investor presentation.

Deposits

Total deposits increased $4.5 billion, or 27%, between June 30, 2017 and September 30, 2017 primarily driven by $4.4 billion deposits acquired from Sabadell United. Non-interest-bearing deposits increased $943.7 million, or 19%, and equated to 28% of total deposits at September 30, 2017. Money market accounts increased $2.3 billion, or 38%, time deposits increased $729.2 million, or 38%, NOW accounts increased $458.3 million, or 15%, and savings deposits increased $45.8 million, or 6%. Excluding acquired deposits from Sabadell United, deposit growth during the third quarter of 2017 was strongest in the Dallas, Birmingham, New Orleans and Palm Beach/Broward markets.

Table D - Period-End Deposits
(Dollars in thousands)
				Linked Qtr Change			Year/Year Change		Mix
	9/30/2017	6/30/2017	9/30/2016	$	%	Annualized	$	%	9/30/2017	6/30/2017
Non-interest-bearing	$5,963,943	$5,020,195	$4,787,485	943,748	18.8	74.5%	1,176,458	24.6	28.0%	29.8%
NOW accounts	3,547,761	3,089,482	2,904,835	458,279	14.8	58.8%	642,926	22.1	16.6%	18.3%
Money market accounts	8,321,755	6,017,654	5,847,913	2,304,101	38.3	151.9%	2,473,842	42.3	39.0%	35.7%
Savings accounts	843,662	797,859	798,781	45,803	5.7	22.8%	44,881	5.6	4.0%	4.8%
Time deposits	2,657,150	1,927,926	2,183,503	729,224	37.8	150.1%	473,647	21.7	12.4%	11.4%
Total deposits	$21,334,271	$16,853,116	$16,522,517	4,481,155	26.6	105.5%	4,811,754	29.1	100.0%	100.0%

On an average balance and linked quarter basis, non-interest-bearing deposits increased $608.5 million, or 12%, and interest-bearing deposits increased $2.0 billion, or 17%. The rate on average interest-bearing deposits in the third quarter of 2017 was 0.61%, up five basis points on a linked quarter basis, while the cost of total deposits (including non-interest bearing deposits) was 0.44%, up four basis points. The increase in the cost of interest-bearing deposits was primarily driven by the deposits acquired from Sabadell United during the third quarter of 2017 as well as interest-rate sensitive brokered money market deposits.

Other Assets And Funding

On an average balance and linked quarter basis, the investment portfolio increased $679.9 million, or 17%, in the third quarter of 2017, to $4.7 billion. On a period-end basis, the investment portfolio equated to $4.9 billion, or 18% of total assets at September 30, 2017, up $818.4 million, or 20%, compared to June 30, 2017. The investment portfolio had an effective duration of 3.5 years at both September 30, 2017 and June 30, 2017. The investment portfolio had an $18.2 million unrealized loss at September 30, 2017, an improvement from a $19.3 million unrealized loss at June 30, 2017. The average yield on investment securities remained at 2.32% in the third quarter of 2017. The Company holds in its investment portfolio primarily government agency securities. Municipal securities comprised 8% of total investments at September 30, 2017.

On a linked quarter basis, average short-term borrowings (including repurchase agreements) increased $1.3 billion, or 359%, and the cost of short-term borrowings increased seventy-six basis points. On a linked quarter basis, average long-term debt increased $114.1 million, or 18%, and the cost of long-term debt decreased eight basis points to 2.21%. The cost of average interest-bearing liabilities was 0.72% in the third quarter of 2017, up eight basis points on a linked quarter basis, primarily due to the costs associated with Sabadell United acquired deposits and other liabilities.

The acquisition of Sabadell United resulted in $431.8 million of goodwill and $96.6 million of core deposit intangible assets, based on preliminary fair value estimates.

Asset Quality

Non-performing assets ("NPAs") decreased $22.5 million, or 11%, to $176.0 million at September 30, 2017. Acquired NPAs increased $10.6 million, while legacy NPAs, which include energy and non-energy loans, decreased $33.1 million, or 19%, and equated to 0.64% of total legacy assets (down from 0.87% at June 30, 2017). Energy-related NPAs (which are included in legacy loans) decreased by $32.1 million, or 34%, and accounted for nearly all of the decline in the Company's legacy NPAs during the third quarter of 2017. At September 30, 2017, non-energy-related NPAs decreased to 0.41% of non-energy-related assets from 0.49% at June 30, 2017.

Aggregate accruing loans past due 30 to 89 days increased $7.9 million, or 16%, and equated to 0.30% of total loans at September 30, 2017, compared to 0.33% at June 30, 2017.

Net charge-offs totaled $28.8 million in the third quarter of 2017, up $17.9 million, or 164%, compared to the second quarter of 2017. Annualized net charge-offs equated to 0.62% of average loans in the third quarter of 2017, a 33 basis point increase on a linked quarter basis, primarily related to two credits, one of which was energy-related. The Company believes these events are not indicative of a change in asset quality trends or general deterioration in the loan portfolio.

Capital Position

At September 30, 2017, the Company reported a non-GAAP tangible common equity ratio of 8.68%, down 377 basis points compared to June 30, 2017, and the preliminary Tier 1 leverage ratio was 10.17%, down 302 basis points compared to June 30, 2017. The Company’s preliminary calculation of its total risk-based capital ratio at September 30, 2017, was 12.78%, down 396 basis points compared to June 30, 2017.

At September 30, 2017, book value per common share was $66.74, up $0.66 per share, or 1%, compared to June 30, 2017. Tangible book value per common share was $43.04, down $8.29 per share, or 16%, compared to June 30, 2017. Based on the closing stock price of the Company’s common stock of $80.15 per share on October 19, 2017, this price equated to 1.20 times September 30, 2017 book value per common share and 1.86 times September 30, 2017 tangible book value per common share.

Dividends On Capital Stock. The declaration of dividends is at the discretion of the Board of Directors. The following details the recent dividend declarations:

Common Stock. On September 19, 2017, the Company declared a quarterly cash dividend of $0.37 per common share, a 3% increase compared to the common dividend declared in June 2017. This common dividend level equated to an annualized dividend rate of $1.48 per common share. Based on the Company's closing common stock price on September 18, 2017, the indicated dividend yield was 1.95% per common share. The dividend is payable on October 27, 2017, to shareholders of record as of September 29, 2017.

Series B Preferred Stock. On August 5, 2015, the Company sold 3.2 million depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series B preferred stock has an initial coupon equal to 6.625% for a period of 10 years, and thereafter floats at a rate of LIBOR plus 426.2 basis points. The Company raised approximately $80 million in gross proceeds from the transaction. On July 7, 2017, the Company declared a semi-annual cash dividend of $0.8281 per depositary share that was payable on August 1, 2017.

Series C Preferred Stock. On May 9, 2016, the Company sold 2.3 million depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series C preferred stock has an initial coupon equal to 6.60% for a period of 10 years, and thereafter floats at a rate of LIBOR plus 492 basis points. The Company raised approximately $57.5 million in gross proceeds from the transaction. On September 19, 2017, the Company declared a quarterly cash dividend of $0.4125 per depositary share that is payable on November 1, 2017, to the shareholders of record as of the close of business on October 17, 2017.

Sale and Issuance of Common Stock. On December 7, 2016, the Company issued and sold 3.6 million shares of common stock at a price of $81.50 per common share. After deducting underwriting discounts and commissions and other related expenses, net proceeds of the sale were approximately $279 million. On March 7, 2017, the Company issued and sold 6.1 million shares of common stock at a price of $83.00 per common share. After deducting underwriting discounts and commissions and other related expenses, net proceeds of the sale were approximately $485 million. These issuances were used to finance the acquisition of Sabadell United. The acquisition, which closed on July 31, 2017, provided for Banco de Sabadell, S.A. to receive 2,610,304 shares of the Company's common stock ($211.0 million based on the Company's closing stock price of $80.85 on that date) and $809.2 million in cash. Banco de Sabadell, S.A. sold the 2.6 million shares received as part of acquisition proceeds early in the fourth quarter of 2017.

Common Stock Repurchase Program. On May 4, 2016, the Board of Directors of the Company authorized the repurchase of up to 950,000 shares of the Company's common stock. The Company did not repurchase common shares under the authorized program during the third quarter of 2017. The Company has approximately 747,000 shares of common stock remaining that may be purchased under the currently authorized program.

IBERIABANK Corporation

IBERIABANK Corporation is a regional financial holding company with offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, and South Carolina, offering commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, mortgage, and title insurance services.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC”. The Company's Series B Preferred Stock and Series C Preferred Stock also trade on the NASDAQ Global Select Market under the symbols "IBKCP" and "IBKCO", respectively. The Company’s common stock market capitalization was approximately $4.3 billion, based on the NASDAQ Global Select Market closing stock price on October 19, 2017.

The following 12 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	JMP Securities LLC

•	Keefe, Bruyette & Woods, Inc.

•	Piper Jaffray & Co.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, October 20, 2017, beginning at 8:30 a.m. Central Time by dialing 1-888-317-6003. The confirmation code for the call is 4690812. A replay of the call will be available until midnight Central Time on October 27, 2017 by dialing 1-877-344-7529. The confirmation code for the replay is 10112272. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then "Financial Information" and “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. Non-GAAP measures in this press release include, but are not limited to, descriptions such as core, tangible, and pre-tax pre-provision. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Transactions that are typically excluded from non-GAAP performance measures include realized and unrealized gains/losses on former bank owned real estate, realized gains/losses on securities, income tax gains/losses, merger-related charges and recoveries, litigation charges and recoveries, and debt repayment penalties. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are presented in the supplemental tables at the end of this release. Please refer to the supplemental tables for these reconciliations.

Caution About Forward-Looking Statements
This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and "Regulation and Supervision" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov, and the Company's website, http://www.iberiabank.com. To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology.
Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Table 1 - IBERIABANK CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	As of and For the Three Months Ended
INCOME DATA:	9/30/2017	6/30/2017	% Change	9/30/2016	% Change
Net interest income	$216,883	$183,643	18.1	$163,417	32.7
Net interest income (TE) (1)	219,468	186,135	17.9	165,747	32.4
Total revenues	269,950	239,609	12.7	223,238	20.9
Provision for loan losses	18,514	12,050	53.6	12,484	48.3
Non-interest expense	202,986	147,508	37.6	138,139	46.9
Net income available to common shareholders	26,046	51,069	(49.0)	44,478	(41.4)

PER COMMON SHARE DATA:
Earnings available to common shareholders - basic	$0.49	$1.00	(51.0)	$1.08	(54.6)
Earnings available to common shareholders - diluted	0.49	0.99	(50.5)	1.08	(54.6)
Core earnings (Non-GAAP) (2)	1.00	1.10	(9.1)	1.08	(7.4)
Book value	66.74	66.08	1.0	61.71	8.2
Tangible book value (Non-GAAP) (2) (3)	43.04	51.33	(16.2)	43.26	(0.5)
Closing stock price	82.15	81.50	0.8	67.12	22.4
Cash dividends	0.37	0.36	2.8	0.36	2.8

KEY RATIOS AND OTHER DATA (6):
Net interest margin (TE) (1)	3.64%	3.71%		3.56%
Efficiency ratio	75.2	61.6		61.9
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2) (3)	58.2	57.6		60.1
Return on average assets	0.45	0.96		0.94
Return on average common equity	2.92	6.08		7.00
Core return on average tangible common equity (Non-GAAP) (2)(3)	8.95	8.86		10.30
Effective tax rate	38.8	35.0		33.8
Full-time equivalent employees	3,646	3,190		3,129

CAPITAL RATIOS:
Tangible common equity ratio (Non-GAAP) (2) (3)	8.68%	12.45%		8.87%
Tangible common equity to risk-weighted assets (3)	10.56	14.32		10.17
Tier 1 leverage ratio (4)	10.17	13.19		9.70
Common equity Tier 1 (CET 1) (transitional) (4)	10.93	14.52		10.13
Common equity Tier 1 (CET 1) (fully phased-in) (4)	10.86	14.50		10.07
Tier 1 capital (transitional) (4)	11.53	15.24		10.89
Total risk-based capital ratio (4)	12.78	16.74		12.47
Common stock dividend payout ratio	76.5	36.2		33.3

	Classified assets to Tier 1 capital (7)	16.2	13.4	26.1

ASSET QUALITY RATIOS (LEGACY):
	Non-performing assets to total assets (5)	0.64%	0.87%	1.33%
	Allowance for loan losses to loans	0.72	0.80	0.88
	Net charge-offs to average loans (annualized)	0.81	0.30	0.33
	Non-performing assets to total loans and OREO (5)	1.00	1.27	1.96

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2)	See Table 12 and Table 13 for GAAP to Non-GAAP reconciliations.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(4)	Regulatory capital ratios as of September 30, 2017 are preliminary.
(5)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(6)	All ratios are calculated on an annualized basis for the periods indicated.
(7)	Classified assets include commercial loans rated substandard or worse and non-performing mortgage and consumer loans and include acquired impaired loans accounted for under ASC 310-30.

Table 2 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Three Months Ended
			Linked Qtr Change					Year/Year Change
	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Interest income	$246,972	$204,575	42,397	20.7	$192,533	$180,805	$180,504	66,468	36.8
Interest expense	30,089	20,932	9,157	43.7	19,715	19,140	17,087	13,002	76.1
Net interest income	216,883	183,643	33,240	18.1	172,818	161,665	163,417	53,466	32.7
Provision for loan losses	18,514	12,050	6,464	53.6	6,154	5,169	12,484	6,030	48.3
Net interest income after provision for loan losses	198,369	171,593	26,776	15.6	166,664	156,496	150,933	47,436	31.4
Mortgage income	16,050	19,730	(3,680)	(18.7)	14,115	16,115	21,807	(5,757)	(26.4)
Service charges on deposit accounts	12,534	11,410	1,124	9.9	11,153	11,178	11,066	1,468	13.3
Title revenue	5,643	6,190	(547)	(8.8)	4,741	5,332	6,001	(358)	(6.0)
Broker commissions	2,269	2,744	(475)	(17.3)	2,738	4,006	3,797	(1,528)	(40.2)
ATM/debit card fee income	3,658	3,800	(142)	(3.7)	3,585	3,604	3,483	175	5.0
Income from bank owned life insurance	1,263	1,241	22	1.8	1,311	1,323	1,305	(42)	(3.2)
Gain (loss) on sale of available-for-sale securities	(242)	59	(301)	(510.2)	—	4	12	(254)	(2,116.7)
Other non-interest income	11,892	10,792	1,100	10.2	9,703	11,676	12,350	(458)	(3.7)
Total non-interest income	53,067	55,966	(2,899)	(5.2)	47,346	53,238	59,821	(6,754)	(11.3)
Salaries and employee benefits	106,970	86,317	20,653	23.9	81,853	80,811	85,028	21,942	25.8
Occupancy and equipment	19,139	16,292	2,847	17.5	16,021	15,551	16,526	2,613	15.8
Loss on early termination of loss share agreements	—	—	—	—	—	17,798	—	—	—
Amortization of acquisition intangibles	4,527	1,651	2,876	174.2	1,770	2,087	2,106	2,421	115.0
Data processing	12,899	7,306	5,593	76.6	6,941	6,996	6,076	6,823	112.3
Professional services	22,550	11,219	11,331	101.0	5,335	4,881	5,553	16,997	306.1
Credit and other loan related expense	7,532	3,780	3,752	99.3	4,526	3,407	1,928	5,604	290.7
Other non-interest expense	29,369	20,943	8,426	40.2	24,572	20,039	20,922	8,447	40.4
Total non-interest expense	202,986	147,508	55,478	37.6	141,018	151,570	138,139	64,847	46.9
Income before income taxes	48,450	80,051	(31,601)	(39.5)	72,992	58,164	72,615	(24,165)	(33.3)
Income tax expense	18,806	28,033	(9,227)	(32.9)	22,519	13,034	24,547	(5,741)	(23.4)
Net income	29,644	52,018	(22,374)	(43.0)	50,473	45,130	48,068	(18,424)	(38.3)
Less: Preferred stock dividends	3,598	949	2,649	279.1	3,599	957	3,590	8	0.2
Net income available to common shareholders	$26,046	$51,069	(25,023)	(49.0)	$46,874	$44,173	$44,478	(18,432)	(41.4)

Income available to common shareholders - basic	$26,046	$51,069	(25,023)	(49.0)	$46,874	$44,173	$44,478	(18,432)	(41.4)
Less: Earnings allocated to unvested restricted stock	283	361	(78)	(21.6)	346	414	462	(179)	(38.7)
Earnings allocated to common shareholders	$25,763	$50,708	(24,945)	(49.2)	$46,528	$43,759	$44,016	(18,253)	(41.5)

Earnings per common share - basic	$0.49	$1.00	(0.51)	(51.0)	$1.01	$1.05	$1.08	(0.59)	(54.6)

Earnings per common share - diluted	0.49	0.99	(0.50)	(50.5)	1.00	1.04	1.08	(0.59)	(54.6)
Impact of non-core items (Non-GAAP) (1)	0.51	0.11	0.40	363.6	0.02	0.12	—	0.51	N/M
Earnings per share - diluted, excluding non-core items (Non-GAAP) (1)	$1.00	$1.10	(0.10)	(9.1)	$1.02	$1.16	$1.08	(0.08)	(7.4)

NUMBER OF COMMON SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	52,424	50,630	1,794	3.5	46,123	41,688	40,618	11,806	29.1
Weighted average common shares outstanding - diluted	52,770	50,984	1,786	3.5	46,496	41,950	40,811	11,959	29.3
Book value shares (period end)	53,864	51,015	2,849	5.6	50,970	44,795	41,082	12,782	31.1

(1) See Table 12 and Table 13 for GAAP to Non-GAAP reconciliations.

N/M = not meaningful

Table 3 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Nine Months Ended
			Linked Qtr Change
	9/30/2017	9/30/2016	$	%
Interest income	$644,080	$536,134	107,946	20.1
Interest expense	70,736	48,561	22,175	45.7
Net interest income	573,344	487,573	85,771	17.6
Provision for loan losses	36,718	39,255	(2,537)	(6.5)
Net interest income after provision for loan losses	536,626	448,318	88,308	19.7
Mortgage income	49,895	67,738	(17,843)	(26.3)
Service charges on deposit accounts	35,097	32,957	2,140	6.5
Title revenue	16,574	16,881	(307)	(1.8)
Broker commissions	7,751	11,332	(3,581)	(31.6)
ATM/debit card fee income	11,043	10,636	407	3.8
Income from bank owned life insurance	3,815	3,918	(103)	(2.6)
Gain (loss) on sale of available-for-sale securities	(183)	1,997	(2,180)	(109.2)
Other non-interest income	32,387	35,124	(2,737)	(7.8)
Total non-interest income	156,379	180,583	(24,204)	(13.4)
Salaries and employee benefits	275,140	250,875	24,265	9.7
Occupancy and equipment	51,452	50,246	1,206	2.4
Amortization of acquisition intangibles	7,948	6,328	1,620	25.6
Data processing	27,146	18,095	9,051	50.0
Professional services	39,104	14,272	24,832	174.0
Credit and other loan related expense	15,838	7,530	8,308	110.3
Other non-interest expense	74,884	67,749	7,135	10.5
Total non-interest expense	491,512	415,095	76,417	18.4
Income before income taxes	201,493	213,806	(12,313)	(5.8)
Income tax expense	69,358	72,159	(2,801)	(3.9)
Net income	132,135	141,647	(9,512)	(6.7)
Less: Preferred stock dividends	8,146	7,020	1,126	16.0
Net income available to common shareholders	$123,989	$134,627	(10,638)	(7.9)

Income available to common shareholders - basic	$123,989	$134,627	(10,638)	(7.9)
Less: Earnings allocated to unvested restricted stock	1,052	1,464	(412)	(28.1)
Earnings allocated to common shareholders	$122,937	$133,163	(10,226)	(7.7)

Earnings per common share - basic	$2.47	$3.27	(0.80)	(24.5)

Earnings per common share - diluted	2.45	3.26	(0.81)	(24.8)
Impact of non-core items (Non-GAAP) (1)	0.68	0.01	0.67	6,700.0
Earnings per share - diluted, excluding non-core items (Non-GAAP) (1)	$3.13	$3.27	(0.14)	(4.3)

NUMBER OF COMMON SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	49,749	41,156	8,593	20.9
Weighted average common shares outstanding - diluted	50,106	40,818	9,288	22.8
Book value shares (period end)	53,864	41,082	12,782	31.1

(1) See Table 12 and Table 13 for GAAP to Non-GAAP reconciliations.

TABLE 4 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

PERIOD-END BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Cash and due from banks	$298,173	$301,910	(3,737)	(1.2)	$276,979	$295,896	$327,799	(29,626)	(9.0)
Interest-bearing deposits in other banks	583,043	167,450	415,593	248.2	1,024,139	1,066,230	773,454	(190,411)	(24.6)
Total cash and cash equivalents	881,216	469,360	411,856	87.7	1,301,118	1,362,126	1,101,253	(220,037)	(20.0)
Investment securities available for sale	4,736,339	4,009,299	727,040	18.1	3,823,953	3,446,097	2,885,413	1,850,926	64.1
Investment securities held to maturity	175,906	84,517	91,389	108.1	86,018	89,216	90,653	85,253	94.0
Total investment securities	4,912,245	4,093,816	818,429	20.0	3,909,971	3,535,313	2,976,066	1,936,179	65.1
Mortgage loans held for sale	141,218	140,959	259	0.2	122,333	157,041	210,866	(69,648)	(33.0)
Loans, net of unearned income	19,795,085	15,556,016	4,239,069	27.3	15,132,202	15,064,971	14,924,499	4,870,586	32.6
Allowance for loan losses	(136,628)	(146,225)	9,597	(6.6)	(144,890)	(144,719)	(148,193)	11,565	(7.8)
Loans, net	19,658,457	15,409,791	4,248,666	27.6	14,987,312	14,920,252	14,776,306	4,882,151	33.0
Loss share receivable	9,780	—	9,780	100.0	—	—	24,406	(14,626)	(59.9)
Premises and equipment	330,800	318,167	12,633	4.0	303,978	306,373	308,932	21,868	7.1
Goodwill and other intangibles	1,281,479	757,025	524,454	69.3	758,340	759,823	761,206	520,273	68.3
Other assets	761,440	601,609	159,831	26.6	625,427	618,262	629,531	131,909	21.0
Total assets	$27,976,635	$21,790,727	6,185,908	28.4	$22,008,479	$21,659,190	$20,788,566	7,188,069	34.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$5,963,943	$5,020,195	943,748	18.8	$5,031,583	$4,928,878	$4,787,485	1,176,458	24.6
NOW accounts	3,547,761	3,089,482	458,279	14.8	3,085,720	3,314,281	2,904,835	642,926	22.1
Savings and money market accounts	9,165,417	6,815,513	2,349,904	34.5	7,185,864	7,033,917	6,646,694	2,518,723	37.9
Certificates of deposit	2,657,150	1,927,926	729,224	37.8	2,009,098	2,131,207	2,183,503	473,647	21.7
Total deposits	21,334,271	16,853,116	4,481,155	26.6	17,312,265	17,408,283	16,522,517	4,811,754	29.1
Short-term borrowings	975,008	250,000	725,008	290.0	80,000	175,000	360,000	615,008	170.8
Securities sold under agreements to repurchase	548,696	333,935	214,761	64.3	368,696	334,136	353,272	195,424	55.3
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	1,007,474	547,133	460,341	84.1	507,975	508,843	552,328	455,146	82.4
Other liabilities	264,302	183,191	81,111	44.3	161,458	173,124	213,229	51,073	24.0
Total liabilities	24,249,861	18,287,485	5,962,376	32.6	18,550,504	18,719,496	18,121,456	6,128,405	33.8
Total shareholders' equity	3,726,774	3,503,242	223,532	6.4	3,457,975	2,939,694	2,667,110	1,059,664	39.7
Total liabilities and shareholders' equity	$27,976,635	$21,790,727	6,185,908	28.4	$22,008,479	$21,659,190	$20,788,566	7,188,069	34.6

TABLE 4 Continued - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

AVERAGE BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Cash and due from banks	$277,968	$277,047	921	0.3	$302,585	$310,132	$299,445	(21,477)	(7.2)
Interest-bearing deposits in other banks	615,445	555,431	60,014	10.8	1,023,688	930,524	536,741	78,704	14.7
Total cash and cash equivalents	893,413	832,478	60,935	7.3	1,326,273	1,240,656	836,186	57,227	6.8
Investment securities available for sale	4,593,798	3,970,021	623,777	15.7	3,679,817	3,192,040	2,825,030	1,768,768	62.6
Investment securities held to maturity	114,895	85,516	29,379	34.4	87,246	90,161	92,006	22,889	24.9
Total investment securities	4,708,693	4,055,537	653,156	16.1	3,767,063	3,282,201	2,917,036	1,791,657	61.4
Mortgage loans held for sale	132,309	145,274	(12,965)	(8.9)	175,512	226,565	219,369	(87,060)	(39.7)
Loans, net of unearned income	18,341,138	15,284,007	3,057,131	20.0	15,045,755	14,912,350	14,802,199	3,538,939	23.9
Allowance for loan losses	(147,046)	(146,448)	(598)	0.4	(145,326)	(150,499)	(149,101)	2,055	(1.4)
Loans, net	18,194,092	15,137,559	3,056,533	20.2	14,900,429	14,761,851	14,653,098	3,540,994	24.2
Loss share receivable	21,040	—	21,040	100.0	—	20,456	27,694	(6,654)	(24.0)
Premises and equipment	327,681	309,622	18,059	5.8	305,245	308,861	310,592	17,089	5.5
Goodwill and other intangibles	1,048,804	757,528	291,276	38.5	758,887	760,003	762,196	286,608	37.6
Other assets	768,743	605,539	163,204	27.0	628,092	615,666	666,657	102,086	15.3
Total assets	$26,094,775	$21,843,537	4,251,238	19.5	$21,861,501	$21,216,259	$20,392,828	5,701,947	28.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$5,601,071	$4,992,598	608,473	12.2	$4,976,945	$4,869,095	$4,605,447	995,624	21.6
NOW accounts	3,201,511	3,124,243	77,268	2.5	3,239,085	2,981,967	2,936,130	265,381	9.0
Savings and money market accounts	8,566,873	7,079,773	1,487,100	21.0	7,211,545	6,869,614	6,359,006	2,207,867	34.7
Certificates of deposit	2,413,727	1,964,234	449,493	22.9	2,083,749	2,172,967	2,176,159	237,568	10.9
Total deposits	19,783,182	17,160,848	2,622,334	15.3	17,511,324	16,893,643	16,076,742	3,706,440	23.1
Short-term borrowings	1,180,165	38,320	1,141,845	2,979.8	99,000	260,730	430,332	749,833	174.2
Securities sold under agreements to repurchase	439,077	314,090	124,987	39.8	311,726	342,953	302,119	136,958	45.3
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	622,655	508,522	114,133	22.4	498,384	544,353	562,598	60,057	10.7
Other liabilities	273,163	200,673	72,490	36.1	221,993	300,768	239,911	33,252	13.9
Total liabilities	22,418,352	18,342,563	4,075,789	22.2	18,762,537	18,462,557	17,731,812	4,686,540	26.4
Total shareholders' equity	3,676,423	3,500,974	175,449	5.0	3,098,964	2,753,702	2,661,016	1,015,407	38.2
Total liabilities and shareholders' equity	$26,094,775	$21,843,537	4,251,238	19.5	$21,861,501	$21,216,259	$20,392,828	5,701,947	28.0

Table 5 - IBERIABANK CORPORATION
TOTAL LOANS AND ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LOANS	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Commercial loans:
Real estate- owner occupied (1)	$2,417,407	$2,205,408	211,999	9.6	$2,187,406	$2,234,636	$2,163,541	253,866	11.7
Real estate- non-owner occupied	6,312,218	4,936,195	1,376,023	27.9	4,790,468	4,567,630	4,517,674	1,794,544	39.7
Commercial and industrial	4,443,085	3,684,081	759,004	20.6	3,455,578	3,543,122	3,462,997	980,088	28.3
Energy (real estate and commercial and industrial) (2)	611,613	551,968	59,645	10.8	563,623	561,193	599,641	11,972	2.0
Total commercial loans	13,784,323	11,377,652	2,406,671	21.2	10,997,075	10,906,581	10,743,853	3,040,470	28.3

Residential mortgage loans	3,024,970	1,346,467	1,678,503	124.7	1,296,358	1,267,400	1,270,530	1,754,440	138.1

Consumer loans:
Home equity	2,320,233	2,158,948	161,285	7.5	2,146,796	2,155,926	2,151,130	169,103	7.9
Indirect automobile	76,189	92,130	(15,941)	(17.3)	110,200	131,052	153,913	(77,724)	(50.5)
Automobile	130,847	135,012	(4,165)	(3.1)	142,139	147,662	152,972	(22,125)	(14.5)
Credit card	88,454	87,088	1,366	1.6	84,113	82,992	80,959	7,495	9.3
Other	370,069	358,719	11,350	3.2	355,521	373,358	371,142	(1,073)	(0.3)
Total consumer loans	2,985,792	2,831,897	153,895	5.4	2,838,769	2,890,990	2,910,116	75,676	2.6
Total loans	$19,795,085	$15,556,016	4,239,069	27.3	$15,132,202	$15,064,971	$14,924,499	4,870,586	32.6

Allowance for loan losses (3)	$(136,628)	$(146,225)	9,597	(6.6)	$(144,890)	$(144,719)	$(148,193)	11,565	(7.8)
Loans, net	19,658,457	15,409,791	4,248,666	27.6	14,987,312	14,920,252	14,776,306	4,882,151	33.0

Reserve for unfunded commitments	(21,032)	(10,462)	(10,570)	101.0	(11,660)	(11,241)	(11,990)	(9,042)	75.4
Allowance for credit losses	(157,660)	(156,687)	(973)	0.6	(156,550)	(155,960)	(160,183)	2,523	(1.6)

ASSET QUALITY DATA
Non-accrual loans (4)	$145,422	$177,956	(32,534)	(18.3)	$191,582	$228,501	$235,521	(90,099)	(38.3)
Other real estate owned and foreclosed assets	28,338	19,718	8,620	43.7	20,055	21,199	22,085	6,253	28.3
Accruing loans more than 90 days past due (4)	2,193	802	1,391	173.4	7,980	1,386	5,233	(3,040)	(58.1)
Total non-performing assets	$175,953	$198,476	(22,523)	(11.3)	$219,617	$251,086	$262,839	(86,886)	(33.1)

Loans 30-89 days past due (4)	$58,773	$50,840	7,933	15.6	$36,172	$28,869	$45,125	13,648	30.2

Non-performing assets to total assets	0.63%	0.91%			1.00%	1.16%	1.26%
Non-performing assets to total loans and OREO	0.89	1.27			1.45	1.66	1.76
Allowance for loan losses to non-performing loans (5)	92.6	81.8			72.6	63.0	61.6
Allowance for loan losses to non-performing assets	77.7	73.7			66.0	57.6	56.4
Allowance for loan losses to total loans	0.69	0.94			0.96	0.96	0.99

Quarter-to-date charge-offs	$30,460	$12,189	18,271	149.9	$7,291	$9,785	$11,500	18,960	164.9
Quarter-to-date recoveries	(1,644)	(1,289)	(355)	27.5	(1,235)	(2,135)	(1,277)	(367)	28.7
Quarter-to-date net charge-offs	$28,816	$10,900	17,916	164.4	$6,056	$7,650	$10,223	18,593	181.9

Net charge-offs to average loans (annualized)	0.62%	0.29%			0.16%	0.21%	0.28%

(1) Real estate- owner-occupied is defined as loans with a "1E1" Call Report Code (loans secured by owner-occupied non-farm non-residential properties).
(2) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(3) The allowance for loan losses includes impairment reserves attributable to acquired impaired loans.
(4) For purposes of this table, non-accrual and past due loans exclude acquired impaired loans accounted for under ASC 310-30 that are currently accruing income.
(5) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

Table 6 - IBERIABANK CORPORATION
LEGACY LOANS AND LEGACY ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LEGACY LOANS	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Commercial loans:
Real estate- owner occupied (1)	$1,807,670	$1,815,167	(7,497)	(0.4)	$1,769,153	$1,784,624	$1,683,557	124,113	7.4
Real estate- non-owner occupied	4,379,801	4,299,763	80,038	1.9	4,109,356	3,838,690	3,735,926	643,875	17.2
Commercial and industrial	3,497,374	3,390,699	106,675	3.1	3,140,205	3,194,796	3,101,472	395,902	12.8
Energy (real estate and commercial and industrial) (2)	610,610	550,162	60,448	11.0	562,515	559,289	598,279	12,331	2.1
Total commercial loans	10,295,455	10,055,791	239,664	2.4	9,581,229	9,377,399	9,119,234	1,176,221	12.9

Residential mortgage loans	1,040,990	970,961	70,029	7.2	901,859	854,216	840,082	200,908	23.9

Consumer loans:
Home equity	1,885,226	1,838,841	46,385	2.5	1,797,123	1,783,421	1,755,295	129,931	7.4
Indirect automobile	76,165	92,106	(15,941)	(17.3)	110,174	131,048	153,904	(77,739)	(50.5)
Automobile	123,900	127,265	(3,365)	(2.6)	133,852	138,638	143,355	(19,455)	(13.6)
Credit card	87,954	86,587	1,367	1.6	83,612	82,524	80,452	7,502	9.3
Other	317,214	321,859	(4,645)	(1.4)	315,595	327,678	321,048	(3,834)	(1.2)
Total consumer loans	2,490,459	2,466,658	23,801	1.0	2,440,356	2,463,309	2,454,054	36,405	1.5
Total loans	$13,826,904	$13,493,410	333,494	2.5	$12,923,444	$12,694,924	$12,413,370	1,413,534	11.4

Allowance for loan losses	$(99,346)	$(107,610)	8,264	(7.7)	$(105,813)	$(105,569)	$(108,889)	9,543	(8.8)
Loans, net	13,727,558	13,385,800	341,758	2.6	12,817,631	12,589,355	12,304,481	1,423,077	11.6

Reserve for unfunded commitments	(21,032)	(10,462)	(10,570)	101.0	(11,660)	(11,241)	(11,990)	(9,042)	75.4
Allowance for credit losses	(120,378)	(118,072)	(2,306)	2.0	(117,473)	(116,810)	(120,879)	501	(0.4)

ASSET QUALITY DATA
Non-accrual loans	$129,316	$163,748	(34,432)	(21.0)	$185,078	$221,543	$227,122	(97,806)	(43.1)
Other real estate owned and foreclosed assets	7,058	7,106	(48)	(0.7)	8,217	9,264	11,538	(4,480)	(38.8)
Accruing loans more than 90 days past due	1,991	610	1,381	226.4	3,100	1,104	4,936	(2,945)	(59.7)
Total non-performing assets	$138,365	$171,464	(33,099)	(19.3)	$196,395	$231,911	$243,596	(105,231)	(43.2)

Loans 30-89 days past due	$36,131	$40,882	(4,751)	(11.6)	$32,286	$24,902	$41,157	(5,026)	(12.2)

Non-performing assets to total assets	0.64%	0.87%			0.99%	1.20%	1.33%
Non-performing assets to total loans and OREO	1.00	1.27			1.52	1.83	1.96
Allowance for loan losses to non-performing loans (3)	75.7	65.5			56.2	47.4	46.9
Allowance for loan losses to non-performing assets	71.8	62.8			53.9	45.5	44.7
Allowance for loan losses to total loans	0.72	0.80			0.82	0.83	0.88

Quarter-to-date charge-offs	$29,002	$10,896	18,106	166.2	$7,202	$9,496	$11,201	17,801	158.9
Quarter-to-date recoveries	(1,218)	(944)	(274)	29.0	(880)	(1,910)	(1,102)	(116)	10.5
Quarter-to-date net charge-offs	$27,784	$9,952	17,832	179.2	$6,322	$7,586	$10,099	17,685	175.1

Net charge-offs to average loans (annualized)	0.81%	0.30%			0.20%	0.24%	0.33%

(1) Real estate- owner-occupied is defined as loans with a "1E1" Call Report Code (loans secured by owner-occupied non-farm non-residential properties).
(2) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(3) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

Table 7 - IBERIABANK CORPORATION
ACQUIRED LOANS AND ACQUIRED ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
ACQUIRED LOANS	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
Commercial loans:
Real estate- owner occupied (1)	$609,737	$390,241	219,496	56.2	$418,254	$450,012	$479,984	129,753	27.0
Real estate- non-owner occupied	1,932,417	636,432	1,295,985	203.6	681,111	728,940	781,748	1,150,669	147.2
Commercial and industrial	945,711	293,382	652,329	222.3	315,373	348,326	361,525	584,186	161.6
Energy (real estate and commercial and industrial) (2)	1,003	1,806	(803)	(44.5)	1,108	1,904	1,362	(359)	(26.4)
Total commercial loans	3,488,868	1,321,861	2,167,007	163.9	1,415,846	1,529,182	1,624,619	1,864,249	114.7

Residential mortgage loans	1,983,980	375,506	1,608,474	428.3	394,499	413,184	430,448	1,553,532	360.9

Consumer loans:
Home equity	435,007	320,107	114,900	35.9	349,673	372,505	395,835	39,172	9.9
Indirect automobile	24	24	—	—	26	4	9	15	166.7
Automobile	6,947	7,747	(800)	(10.3)	8,287	9,024	9,617	(2,670)	(27.8)
Credit card	500	501	(1)	—	501	468	507	(7)	(1.4)
Other	52,855	36,860	15,995	43.4	39,926	45,680	50,094	2,761	5.5
Total consumer loans	495,333	365,239	130,094	35.6	398,413	427,681	456,062	39,271	8.6
Total loans	$5,968,181	$2,062,606	3,905,575	189.4	$2,208,758	$2,370,047	$2,511,129	3,457,052	137.7

Allowance for loan losses (3)	$(37,282)	$(38,615)	1,333	(3.5)	$(39,077)	$(39,150)	$(39,304)	2,022	(5.1)
Loans, net	5,930,899	2,023,991	3,906,908	193.0	2,169,681	2,330,897	2,471,825	3,459,074	139.9

ACQUIRED ASSET QUALITY DATA (4)
Non-accrual loans	$16,106	$14,208	1,898	13.4	$6,504	$6,958	$8,399	7,707	91.8
Other real estate owned and foreclosed assets	21,280	12,612	8,668	68.7	11,838	11,935	10,547	10,733	101.8
Accruing loans more than 90 days past due	202	192	10	5.2	4,880	282	297	(95)	(32.0)
Total non-performing assets	$37,588	$27,012	10,576	39.2	$23,222	$19,175	$19,243	18,345	95.3

Loans 30-89 days past due	$22,642	$9,958	12,684	127.4	$3,886	$3,967	$3,968	18,674	470.6

Non-performing assets to total assets	0.58%	1.32%			1.06%	0.81%	0.76%
Non-performing assets to total loans and OREO	0.63	1.30			1.05	0.81	0.76
Allowance for loan losses to non-performing loans	228.6	268.2			343.3	540.7	452.0
Allowance for loan losses to non-performing assets	99.2	143.0			168.3	204.2	204.3
Allowance for loan losses to total loans	0.62	1.87			1.77	1.65	1.57

Quarter-to-date charge-offs	$1,458	$1,293	165	12.8	$89	$289	$299	1,159	387.6
Quarter-to-date recoveries	(426)	(345)	(81)	23.5	(355)	(225)	(175)	(251)	143.4
Quarter-to-date net charge-offs/(recoveries)	$1,032	$948	84	8.9	$(266)	$64	$124	908	732.3

Net charge-offs/(recoveries) to average loans (annualized)	0.09%	0.18%	(0.05)%	0.01%	0.02%

(1) Real estate- owner-occupied is defined as loans with a "1E1" Call Report Code (loans secured by owner-occupied non-farm non-residential properties).
(2) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(3) The allowance for loan losses includes impairment reserves attributable to acquired impaired loans.
(4) Acquired non-performing loans exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

Table 8 - IBERIABANK CORPORATION
ENERGY LOANS, ENERGY-RELATED COMMITMENTS AND ASSET QUALITY DATA
(Dollars in thousands)

ENERGY LOANS: (1)			Linked Qtr Change					Year/Year Change
	9/30/2017	6/30/2017	$	%	3/31/2017	12/31/2016	9/30/2016	$	%
E&P	$330,608	$264,336	66,272	25.1	$265,696	$290,711	$301,223	29,385	9.8
Midstream	125,867	106,999	18,868	17.6	123,436	90,120	110,821	15,046	13.6
Service	155,138	180,633	(25,495)	(14.1)	174,491	180,362	187,597	(32,459)	(17.3)
Total energy loans	$611,613	$551,968	59,645	10.8	$563,623	$561,193	$599,641	11,972	2.0

ENERGY-RELATED COMMITMENTS:
E&P	$691,984	$571,964	120,020	21.0	$543,689	$545,061	$545,383	146,601	26.9
Midstream	264,401	213,273	51,128	24.0	238,186	182,998	198,618	65,783	33.1
Service	219,913	244,267	(24,354)	(10.0)	243,991	241,740	261,450	(41,537)	(15.9)
Total energy-related commitments	$1,176,298	$1,029,504	146,794	14.3	$1,025,866	$969,799	$1,005,451	170,847	17.0

Total loans net of unearned income	$19,795,085	$15,556,016	4,239,069	27.3	$15,132,202	$15,064,971	$14,924,499	4,870,586	32.6
Energy loan outstandings as a % of total loans	3.1%	3.5%			3.7%	3.7%	4.0%
Energy-related commitments as a % of total commitments	4.6%	5.1%			5.2%	4.8%	5.1%

Allowance for loan losses	$(13,260)	$(23,046)	9,786	(42.5)	$(20,144)	$(22,524)	$(28,215)	14,955	(53.0)
Reserve for unfunded commitments	(1,272)	(147)	(1,125)	765.3	(203)	(1,003)	(953)	(319)	33.5
Allowance for credit losses	(14,532)	(23,193)	8,661	(37.3)	(20,347)	(23,527)	(29,168)	14,636	(50.2)

ASSET QUALITY DATA
Non-accrual loans	$62,429	$94,565	(32,136)	(34.0)	$113,212	$150,329	$153,620	(91,191)	(59.4)
Other real estate owned and foreclosed assets	—	—	—	—	—	—	—	—	—
Accruing loans more than 90 days past due	—	—	—	—	2,175	—	—	—	—
Total non-performing assets	$62,429	$94,565	(32,136)	(34.0)	$115,387	$150,329	$153,620	(91,191)	(59.4)

Loans 30-89 days past due	$2,323	$2,392	(69)	(2.9)	$157	$1,526	$—	2,323	100.0

Non-performing assets to total energy loans and OREO	10.21%	17.13%			20.47%	26.79%	25.62%
Allowance for loan losses to non-performing loans (2)	21.2	24.4			17.5	15.0	18.4
Allowance for loan losses to non-performing assets	21.2	24.4			17.5	15.0	18.4
Allowance for loan losses to total energy loans	2.17	4.18			3.57	4.01	4.71

Quarter-to-date charge-offs	$16,956	$—	$2,845	$2,321	$6,957
Quarter-to-date recoveries	—	—	—	(840)	—
Quarter-to-date net charge-offs	$16,956	$—	$2,845	$1,481	$6,957
Net charge-offs to average loans (annualized)	11.56%	0.00%	2.05%	1.02%	4.39%

(1) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

TABLE 9 - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	9/30/2017			6/30/2017			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Yield/Rate (TE)(1)
Earning assets:
Commercial loans	$12,951,243	$146,003	4.52%	$11,136,842	$127,301	4.64%	(12)
Residential mortgage loans	2,464,348	28,645	4.65	1,319,207	14,345	4.35	30
Consumer loans	2,925,547	42,240	5.73	2,827,958	37,619	5.34	39
Total loans	18,341,138	216,888	4.73	15,284,007	179,265	4.74	(1)
Loss share receivable	21,040	—	—	—	—	—	—
Total loans and loss share receivable	18,362,178	216,888	4.72	15,284,007	179,265	4.74	(2)
Mortgage loans held for sale	132,309	1,209	3.66	145,274	1,249	3.44	22
Investment securities (2)	4,709,391	26,246	2.32	4,029,491	22,307	2.32	—
Other earning assets	768,181	2,629	1.36	650,083	1,754	1.08	28
Total earning assets	23,972,059	246,972	4.14	20,108,855	204,575	4.13	1
Allowance for loan losses	(147,046)			(146,448)
Non-earning assets	2,269,762			1,881,130
Total assets	$26,094,775			$21,843,537

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$3,201,511	$4,384	0.54%	$3,124,243	$3,507	0.45%	9
Savings and money market accounts	8,566,873	11,650	0.54	7,079,773	9,030	0.51	3
Certificates of deposit	2,413,727	5,766	0.95	1,964,234	4,576	0.93	2
Total interest-bearing deposits (3)	14,182,111	21,800	0.61	12,168,250	17,113	0.56	5
Short-term borrowings	1,619,242	4,152	1.02	352,410	226	0.26	76
Long-term debt	742,765	4,137	2.21	628,632	3,593	2.29	(8)
Total interest-bearing liabilities	16,544,118	30,089	0.72	13,149,292	20,932	0.64	8
Non-interest-bearing deposits	5,601,071			4,992,598
Non-interest-bearing liabilities	273,163			200,673
Total liabilities	22,418,352			18,342,563
Total shareholders' equity	3,676,423			3,500,974
Total liabilities and shareholders' equity	$26,094,775			$21,843,537

Net interest income/Net interest spread		$216,883	3.42%		$183,643	3.49%	(7)
Taxable equivalent benefit		2,585	0.04		2,492	0.05	(1)
Net interest income (TE)/Net interest margin (TE) (1)		$219,468	3.64%		$186,135	3.71%	(7)

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended September 30, 2017 and June 30, 2017 were 0.44% and 0.40%, respectively.

TABLE 9 Continued - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2017			12/31/2016			9/30/2016
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)
Earning assets:
Commercial loans	$10,917,714	$119,605	4.50%	$10,759,264	$114,694	4.29%	$10,646,874	$116,653	4.41%
Residential mortgage loans	1,273,069	12,848	4.04	1,267,413	14,038	4.43	1,254,665	13,718	4.37
Consumer loans	2,854,972	36,524	5.19	2,885,673	36,960	5.10	2,900,660	37,413	5.13
Total loans	15,045,755	168,977	4.59	14,912,350	165,692	4.46	14,802,199	167,784	4.55
Loss share receivable	—	—	—	20,456	(3,539)	(68.83)	27,694	(3,935)	(56.53)
Total loans and loss share receivable	15,045,755	168,977	4.59	14,932,806	162,153	4.36	14,829,893	163,849	4.44
Mortgage loans held for sale	175,512	971	2.21	226,565	1,539	2.72	219,369	1,774	3.24
Investment securities (2)	3,741,128	19,927	2.24	3,154,252	15,464	2.09	2,830,892	13,815	2.08
Other earning assets	1,123,087	2,658	0.96	1,034,980	1,649	0.63	641,080	1,066	0.66
Total earning assets	20,085,482	192,533	3.93	19,348,603	180,805	3.77	18,521,234	180,504	3.93
Allowance for loan losses	(145,326)			(150,499)			(149,101)
Non-earning assets	1,921,345			2,018,155			2,020,695
Total assets	$21,861,501			$21,216,259			$20,392,828

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$3,239,085	$3,090	0.39%	$2,981,967	$2,483	0.33%	$2,936,130	$2,313	0.31%
Savings and money market accounts	7,211,545	8,329	0.47	6,869,614	7,732	0.45	6,359,006	5,826	0.36
Certificates of deposit	2,083,749	4,638	0.90	2,172,967	4,785	0.88	2,176,159	4,592	0.84
Total interest-bearing deposits (3)	12,534,379	16,057	0.52	12,024,548	15,000	0.50	11,471,295	12,731	0.44
Short-term borrowings	410,726	277	0.27	603,683	552	0.36	732,451	753	0.41
Long-term debt	618,494	3,381	2.22	664,463	3,588	2.15	682,708	3,603	2.10
Total interest-bearing liabilities	13,563,599	19,715	0.59	13,292,694	19,140	0.57	12,886,454	17,087	0.53
Non-interest-bearing deposits	4,976,945			4,869,095			4,605,447
Non-interest-bearing liabilities	221,993			300,768			239,911
Total liabilities	18,762,537			18,462,557			17,731,812
Total shareholders' equity	3,098,964			2,753,702			2,661,016
Total liabilities and shareholders' equity	$21,861,501			$21,216,259			$20,392,828

Net interest income/Net interest spread		$172,818	3.34%		$161,665	3.20%		$163,417	3.40%
Taxable equivalent benefit		2,491	0.05		2,340	0.05		2,330	0.05
Net interest income (TE)/Net interest margin (TE) (1)		$175,309	3.53%		$164,005	3.38%		$165,747	3.56%

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended March 31, 2017, December 31, 2016, and September 30, 2016 were 0.37%, 0.35% and 0.32%, respectively.

TABLE 10 - IBERIABANK CORPORATION
YEAR-TO-DATE AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Nine Months Ended
	9/30/2017			9/30/2016			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Yield/Rate (TE)(1)
Earning assets:
Commercial loans	$11,676,048	$392,909	4.55%	$10,452,794	$344,658	4.46%	9
Residential mortgage loans	1,689,905	55,838	4.41	1,226,307	40,928	4.45	(4)
Consumer loans	2,869,751	116,383	5.42	2,897,576	111,758	5.15	27
Total loans	16,235,704	565,130	4.69	14,576,677	497,344	4.60	9
Loss share receivable	7,090	—	—	32,398	(12,484)	(51.47)	5,147
Total loans and loss share receivable	16,242,794	565,130	4.69	14,609,075	484,860	4.47	22
Mortgage loans held for sale	150,873	3,429	3.03	197,317	5,025	3.40	(37)
Investment securities (2)	4,163,550	68,480	2.30	2,851,482	43,691	2.17	13
Other earning assets	845,817	7,041	1.11	526,557	2,558	0.65	46
Total earning assets	21,403,034	644,080	4.07	18,184,431	536,134	3.99	8
Allowance for loan losses	(146,280)			(146,520)
Non-earning assets	2,025,356			1,982,804
Total assets	$23,282,110			$20,020,715

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$3,188,142	$10,981	0.46%	$2,902,649	$6,334	0.29%	17
Savings and money market accounts	7,624,362	29,009	0.51	6,480,916	16,992	0.35	16
Certificates of deposit	2,155,112	14,980	0.93	2,130,800	13,255	0.83	10
Total interest-bearing deposits (3)	12,967,616	54,970	0.57	11,514,365	36,581	0.42	15
Short-term borrowings	798,553	4,655	0.78	617,562	1,900	0.41	37
Long-term debt	663,752	11,111	2.24	600,141	10,080	2.24	—
Total interest-bearing liabilities	14,429,921	70,736	0.66	12,732,068	48,561	0.51	15
Non-interest-bearing deposits	5,192,491			4,486,314
Non-interest-bearing liabilities	232,130			203,723
Total liabilities	19,854,542			17,422,105
Total shareholders' equity	3,427,568			2,598,610
Total liabilities and shareholders' equity	$23,282,110			$20,020,715

Net interest income/Net interest spread		$573,344	3.41%		$487,573	3.47%	(6)
Tax-equivalent benefit		7,506	0.05		6,884	0.05	—
Net interest income (TE)/Net interest margin (TE) (1)		$580,850	3.63%		$494,457	3.63%	—

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the nine months ended September 30, 2017 and 2016 were 0.40% and 0.30%, respectively.

Table 11 - IBERIABANK CORPORATION
LEGACY AND ACQUIRED LOAN PORTFOLIO VOLUMES AND YIELDS
(Dollars in millions)

	For the Three Months Ended
	9/30/2017			6/30/2017			3/31/2017			12/31/2016			9/30/2016
AS REPORTED (US GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$148	$13,638	4.29%	$140	$13,150	4.27%	$131	$12,760	4.12%	$125	$12,481	3.97%	$123	$12,183	4.00%
Acquired loans (1)	69	4,703	5.86	39	2,134	7.40	38	2,286	6.81	37	2,452	5.99	41	2,647	6.16
Total loans	$217	$18,341	4.70%	$179	$15,284	4.70%	$169	$15,046	4.55%	$162	$14,933	4.30%	$164	$14,830	4.38%

	9/30/2017			6/30/2017			3/31/2017			12/31/2016			9/30/2016
ADJUSTMENTS	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%
Acquired loans (1)	(20)	120	(1.76)	(12)	72	(2.46)	(11)	87	(2.08)	(8)	73	(1.43)	(9)	76	(1.49)
Total loans	$(20)	$120	(0.45)%	$(12)	$72	(0.34)%	$(11)	$87	(0.31)%	$(8)	$73	(0.23)%	$(9)	$76	(0.26)%

	9/30/2017			6/30/2017			3/31/2017			12/31/2016			9/30/2016
AS ADJUSTED (CASH YIELD, NON-GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$148	$13,638	4.29%	$140	$13,150	4.27%	$131	$12,760	4.12%	$125	$12,481	3.97%	$123	$12,183	4.00%
Acquired loans (1)	49	4,823	4.10	27	2,206	4.94	27	2,373	4.73	29	2,525	4.56	32	2,723	4.67
Total loans	$197	$18,461	4.25%	$167	$15,356	4.36%	$158	$15,133	4.24%	$154	$15,006	4.07%	$155	$14,906	4.12%

(1) Acquired loans include the impact of the FDIC Indemnification Asset in periods prior to loss share termination in December 2016.

Table 12 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	9/30/2017			6/30/2017			3/31/2017
	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)
Net income	$48,450	$29,644	$0.56	$80,051	$52,018	$1.01	$72,992	$50,473	$1.08
Less: Preferred stock dividends	—	3,598	0.07	—	949	0.02	—	3,599	0.08
Income available to common shareholders (GAAP)	$48,450	$26,046	$0.49	$80,051	$51,069	$0.99	$72,992	$46,874	$1.00

Non-interest income adjustments (3):
(Gain) loss on sale of investments and other non-interest income	242	157	—	(59)	(38)	—	—	—	—

Non-interest expense adjustments (3):
Merger-related expense	28,478	19,255	0.36	1,066	789	0.02	54	35	—
Compensation-related expense	1,092	710	0.02	378	246	—	98	63	—
Impairment of long-lived assets, net of (gain) loss on sale	3,661	2,380	0.04	(1,306)	(849)	(0.02)	1,429	929	0.02
Litigation expense	5,692	4,696	0.09	6,000	5,481	0.11	—	—	—
Other non-core non-interest expense	377	245	—	—	—	—	—	—	—
Total non-interest expense adjustments	39,300	27,286	0.51	6,138	5,667	0.11	1,581	1,027	0.02
Core earnings (Non-GAAP)	87,992	53,489	1.00	86,130	56,698	1.10	74,573	47,901	1.02
Provision for loan losses	18,514	12,034		12,050	7,833		6,154	4,000
Pre-provision earnings, as adjusted (Non-GAAP) (3)	$106,506	$65,523		$98,180	$64,531		$80,727	$51,901

	For the Three Months Ended
	12/31/2016			9/30/2016
	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)
Net income	$58,164	$45,130	$1.06	$72,615	$48,068	$1.17
Less: Preferred stock dividends	—	957	0.02	—	3,590	0.09
Income available to common shareholders (GAAP)	$58,164	$44,173	$1.04	$72,615	$44,478	$1.08

Non-interest income adjustments (3):
(Gain) loss on sale of investments and other non-interest income	(4)	(3)	—	(12)	(8)	—

Non-interest expense adjustments (3):
Compensation-related expense	188	122	—	—	—	—
Impairment of long-lived assets, net of (gain) loss on sale	(462)	(300)	(0.01)	—	—	—
Loss on early termination of loss share agreements	17,798	11,569	0.28	—	—	—

Other non-core non-interest expense	484	314	0.01	—	—	—
Total non-interest expense adjustments	18,008	11,705	0.28	—	—	—
Income tax expense (benefit)	—	(6,836)	(0.16)	—	—	—
Core earnings (Non-GAAP)	76,168	49,039	1.16	72,603	44,470	1.08
Provision for loan losses	5,169	3,360		12,484	8,115
Pre-provision earnings, as adjusted (Non-GAAP) (3)	$81,337	$52,399		$85,087	$52,585

(1) Excluding preferred stock dividends, merger-related expense and litigation expense, after-tax amounts are calculated using a tax rate of 35%, which approximates the marginal tax rate.
(2) Diluted per share amounts may not appear to foot due to rounding.
(3) Adjustments to GAAP results include certain significant activities or transactions that, in management's opinion, can distort period-to-period comparisons of the Company's performance. These adjustments include, but are not limited to, realized and unrealized gains or losses on former bank-owned real estate, realized gains or losses on the sale of investment securities, merger-related expenses, litigation charges and recoveries, debt prepayment penalties, and gains, losses, and impairment charges on long-lived assets.

	For the Nine Months Ended
	9/30/2017			9/30/2016
	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)
Net income	$201,493	$132,135	$2.61	$213,806	$141,647	$3.43
Less: Preferred stock dividends	—	8,146	0.16	—	7,020	0.17
Income available to common shareholders (GAAP)	$201,493	$123,989	$2.45	$213,806	$134,627	$3.26

Non-interest income adjustments (3):
(Gain) loss on sale of investments and other non-interest income	183	119	—	(1,997)	(1,298)	(0.03)

Non-interest expense adjustments (3):
Merger-related expense	29,598	20,079	0.40	3	2	—
Compensation-related expense	1,568	1,019	0.02	594	386	0.01
Impairment of long-lived assets, net of (gain) loss on sale	3,784	2,460	0.05	(212)	(137)	(0.01)
Litigation expense	11,692	10,177	0.20	—	—	—
Other non-core non-interest expense	377	245	0.01	2,268	1,474	0.04
Total non-interest expense adjustments	47,019	33,980	0.68	2,653	1,725	0.04
Core earnings (Non-GAAP)	248,695	158,088	3.13	214,462	135,054	3.27
Provision for loan losses	36,718	23,867		39,255	25,516
Pre-provision earnings, as adjusted (Non-GAAP) (3)	$285,413	$181,955		$253,717	$160,570

(1) Excluding preferred stock dividends, merger-related expense and litigation expense, after-tax amounts are calculated using a tax rate of 35%, which approximates the marginal tax rate.
(2) Diluted per share amounts may not appear to foot due to rounding.
(3) Adjustments to GAAP results include certain significant activities or transactions that, in management's opinion, can distort period-to-period comparisons of the Company's performance. These adjustments include, but are not limited to, realized and unrealized gains or losses on former bank-owned real estate, realized gains or losses on the sale of investment securities, merger-related expenses, litigation charges and recoveries, debt prepayment penalties, and gains, losses, and impairment charges on long-lived assets.

Table 13 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Net interest income (GAAP)	$216,883	$183,643	$172,818	$161,665	$163,417
Taxable equivalent benefit	2,585	2,492	2,491	2,340	2,330
Net interest income (TE) (Non-GAAP) (1)	219,468	186,135	175,309	164,005	165,747

Non-interest income (GAAP)	53,067	55,966	47,346	53,238	59,821
Taxable equivalent benefit	680	668	706	713	703
Non-interest income (TE) (Non-GAAP) (1)	53,747	56,634	48,052	53,951	60,524
Taxable equivalent revenues (Non-GAAP) (1)	273,215	242,769	223,361	217,956	226,271
Securities (gains) losses and other non-interest income	242	(59)	—	(4)	(12)
Core taxable equivalent revenues (Non-GAAP) (1)	$273,457	$242,710	$223,361	$217,952	$226,259

Total non-interest expense (GAAP)	$202,986	$147,508	$141,018	$151,570	$138,139
Less: Intangible amortization expense	4,527	1,651	1,770	2,087	2,106
Tangible non-interest expense (Non-GAAP) (2)	198,459	145,857	139,248	149,483	136,033
Less: Merger-related expense	28,478	1,066	54	—	—
Compensation-related expense	1,092	378	98	188	—
Impairment of long-lived assets, net of (gain) loss on sale	3,661	(1,306)	1,429	(462)	—
Litigation expense	5,692	6,000	—	—	—
Loss on early termination of loss share agreements	—	—	—	17,798	—
Other non-core non-interest expense	377	—	—	484	—
Core tangible non-interest expense (Non-GAAP) (2)	$159,159	$139,719	$137,667	$131,475	$136,033

Return on average assets (GAAP)	0.45%	0.96%	0.94%	0.85%	0.94%
Effect of non-core revenues and expenses	0.42	0.10	0.02	0.09	0.00
Core return on average assets (Non-GAAP)	0.87%	1.06%	0.96%	0.94%	0.94%

Efficiency ratio (GAAP)	75.2%	61.6%	64.1%	70.5%	61.9%
Effect of tax benefit related to tax-exempt income	(0.9)	(0.8)	(1.0)	(1.0)	(0.9)
Efficiency ratio (TE) (Non-GAAP) (1)	74.3%	60.8%	63.1%	69.5%	61.0%
Effect of amortization of intangibles	(1.7)	(0.7)	(0.8)	(1.0)	(0.9)
Effect of non-core items	(14.4)	(2.5)	(0.7)	(8.2)	0.0
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2)	58.2%	57.6%	61.6%	60.3%	60.1%

Return on average common equity (GAAP)	2.92%	6.08%	6.41%	6.70%	7.00%
Effect of intangibles (2)	1.68	1.92	2.39	3.01	3.30
Effect of non-core revenues and expenses	4.35	0.86	0.19	1.04	0.00
Core return on average tangible common equity (Non-GAAP) (2)	8.95%	8.86%	8.99%	10.75%	10.30%

Total shareholders' equity (GAAP)	$3,726,774	$3,503,242	$3,457,975	$2,939,694	$2,667,110
Less: Goodwill and other intangibles	1,276,241	752,336	753,991	755,765	757,856
Preferred stock	132,097	132,097	132,097	132,097	132,097
Tangible common equity (Non-GAAP) (2)	$2,318,436	$2,618,809	$2,571,887	$2,051,832	$1,777,157

Total assets (GAAP)	$27,976,635	$21,790,727	$22,008,479	$21,659,190	$20,788,566
Less: Goodwill and other intangibles	1,276,241	752,336	753,991	755,765	757,856
Tangible assets (Non-GAAP) (2)	$26,700,394	$21,038,391	$21,254,488	$20,903,425	$20,030,710
Tangible common equity ratio (Non-GAAP) (2)	8.68%	12.45%	12.10%	9.82%	8.87%
(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Tangible calculations eliminate the effect of goodwill and acquisition-related intangibles and the corresponding amortization expense on a tax-effected basis where applicable.